Exhibit 99.2

Auxilium Pharmaceuticals Announces Positive Data from Commercial Patient Chart Review in E-posters at ASSH Meeting

– 63% of First-extension Visits Resulted in a Full Release after the First Injection of XIAFLEX® versus 39% Reported in a Pivotal Clinical Trial

– The Injection/Joint Rate of XIAFLEX Was 36% Less than the Clinical Trial Rate and Efficacy was Equivalent to Results Reported in a Pivotal Clinical Trial

MALVERN, PA, (September 8, 2011)—Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced that positive data from a retrospective commercial patient chart review of XIAFLEX® (collagenase clostridium histolyticum) used for the treatment of adult Dupuytren’s contracture patients with a palpable cord are available via e-posters at the American Society for Surgery of the Hand meeting in Las Vegas. In the chart review, 292 patients who received commercial XIAFLEX were followed to determine if real-world use of XIAFLEX resulted in improved outcomes versus results that were reported in the U.S. pivotal phase III double-blind placebo controlled trial of XIAFLEX (CORD I)1. Although there are limitations in comparing separate studies head to head, results from the retrospective patient chart review indicated that fewer injections resulted in improved outcomes with XIAFLEX versus reported outcomes from CORD I.

“These results indicate that trained physicians who are using XIAFLEX in real-world conditions should be able to achieve better outcomes than the clinical trials with less XIAFLEX,” said Dr. Gary Pess of Central Jersey Hand Surgery. “I believe that first-line non-surgical treatment of Dupuytren’s patients’ palpable cords with XIAFLEX may allow treatment before a patient would be eligible for surgery and can provide durable outcomes with a low rate of recurrence in the majority of patients.”

In abstract 21, the retrospective chart review results indicate that real-world use of XIAFLEX resulted in a higher percentage of patients who achieved release after the first injection than was reported in CORD I, potentially due to use of anesthesia during cord manipulation. In CORD I, the protocol did not allow anesthesia during manipulation of cords, while anesthesia was used over 92% of the time during manipulations post-marketing from the patient chart review. Following the first injection of XIAFLEX in the CORD I study, 96% of first-extension visits resulted in a release, with full cord release 39% of the time and partial cord release 57% of the time. Following the first injection of XIAFLEX in the retrospective patient chart review, 97% of first-extension visits resulted in a release, with full cord release 63% of the time and partial cord release 34% of the time. The XIAFLEX safety profile in the retrospective patient chart review was consistent with the clinical study profile.

In abstract 23, the retrospective patient chart review results indicate that real-world use of XIAFLEX required fewer injections to achieve equivalent reductions in contracture and final range of motion compared to results reported in CORD I. According to the XIAFLEX package insert, patients were given a mean number of 1.7 +/- 0.8 XIAFLEX injections per joint. In the retrospective patient chart review, the mean number of XIAFLEX injections given to patients decreased to 1.09 +/- 0.3 per joint. Even after fewer injections, chart review patients treated with XIAFLEX achieved equivalent results in contracture, percentage reduction in contracture, final contracture, change in range of motion and final range of motion compared to results reported in CORD I.

These data will be available starting September 8 via respective e-posters from Dr. Keith Denkler et al. entitled “Variation in Strategies to Achieve Successful Cord Release Following CCH Injection for Dupuytren’s Contracture” and from Dr. Phil Blazar et al. entitled “Resource Use Associated with CCH for Dupuytren’s Contracture in Actual Practice”. E-posters will be available during the entire meeting via the kiosks in the meeting hall or online at http://tinyurl.com/AM11eposters. Further analysis of data from the full 501 patient chart review is pending and the Company is seeking publication of additional results in appropriate medical journals.

About Dupuytren’s contracture

Dupuytren’s contracture is a chronic condition that affects the connective tissue that lies beneath the skin in the palm. The disease is progressive in nature. Typically, skin pits then nodules develop in the palm as collagen deposits accumulate. As the disease progresses, the collagen deposits form a cord that stretches from the palm of the hand to the base of the finger. Once this cord develops, the patient’s fingers contract and the function of the hand is impaired. The incidence of Dupuytren’s disease, inclusive of pits, nodules and cords, is highest in Caucasians, historically those of Northern European descent, with a global prevalence of three to six percent of the Caucasian population1. Most cases of Dupuytren’s contracture occur in patients older than 50 years2.

The most frequently affected parts of the hand associated with Dupuytren’s contracture are the joints called the Metacarpal Phalangeal Joint, or MP joint, which is the joint closest to the palm of the hand and the Proximal Intra-Phalangeal Joint, or the PIP joint, which is the middle joint in the finger. The little finger and ring finger are most frequently involved. XIAFLEX is the only drug approved by the U.S. Food and Drug Administration for treatment of Dupuytren’s contracture, which has historically been treated primarily by an open surgical procedure.

(1)	Hurst, L. C. et al., Injectable Collagenase Clostridium Histolyticum for Dupuytren’s Contracture, New England Journal of Medicine, (2009; 361:968-979)
(2)	Badalamente, M. A., Hurst, L. C. et al., The Journal of Hand Surgery, (2002; 27A:788-798)

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer has marketing rights for XIAPEX® (the EU trade name for collagenase clostridium histolyticum) in Europe and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis) and is in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the ability of trained physicians to achieve better outcomes than the clinical trials with less XIAFLEX; the treatment of Dupuytren’s patients’ palpable cords with XIAFLEX before a patient would be eligible for surgery; further analysis of the study data; the publication of the data in an appropriate medical journal; the durability of XIAFLEX treatment outcomes; the number of patients with Dupuytren’s disease; and products in development for Peyronie’s disease, Frozen Shoulder syndrome and cellulite; and all other statements containing projections, statements of future performance or expectations, our beliefs or statements of plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Forward-looking statements can generally be identified by words such as “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and other words and terms of similar meaning in connection with any discussion of projections, future performance or expectations, beliefs, plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, decisions by regulatory authorities as to whether and when to approve drug applications, and general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in Auxilium’s Annual Report under the heading “Risk Factors” on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended June 30, 2011, which are on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.Auxilium.com under the heading “For Investors — SEC Filings.” There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide Auxilium’s expectations, plans or forecasts of future events and views as of the date of this release. Auxilium anticipates that subsequent events and developments will cause Auxilium’s assessments to change. However, while Auxilium may elect to update these forward-looking statements at some point in the future, Auxilium specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Auxilium’s assessments as of any date subsequent to the date of this release.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com